Income Opportunity Realty Investors, Inc. 10-K

EXHIBIT 21.1

INCOME OPPORTUNITY REALTY INVESTORS, INC.

SUBSIDIARIES OF THE REGISTRANT

The following is a list of all subsidiaries and partnership interests of Income Opportunity Realty Investors, Inc., the percentage of ownership and the state or other jurisdiction of organization or incorporation as of December 31, 2019:

Corporations
Name of Entity	Ownership	Jurisdiction
IORI Minerals, Inc.	100.00%	Nevada

LLC interests (including direct and indirect ownership through subsidiaries)

Name of Entity	Ownership	Jurisdiction
Trinity East Energy, LLC	3.70%	Texas

Partnership interests (including direct and indirect ownership through subsidiaries)

Name of Entity	Ownership	Jurisdiction
Nakash Income Associates	40.00%	Georgia

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